Exhibit 4.30

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on December 28, 2015 in Beijing, the People’s Republic of China (the “PRC”).

Party A: Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.

Address: Room 1810, 18/F, 1 Zhichun Road, Haidian District, Beijing

Party B: Beijing Champion Healthcare Education Technology Co., Ltd.

Address: Room 303A, 3/F, 1 Zhichun Road, Haidian District, Beijing

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and collectively as the “Parties”.

Whereas,

1.	Party A is a wholly foreign owned enterprise incorporated and existing under the PRC laws, and has necessary resources to support technology development and marketing of healthcare education and management, and development of computer software and distance education software in healthcare fields.

2.	Party B is a domestic company incorporated and existing under the PRC laws and is permitted by competent PRC government authorities to engage in internet information services and other businesses. The businesses conducted by Party B currently and at any time during the term of this Agreement are collectively referred to as the “Principal Business”;

3.	Party A is willing to provide Party B with marketing services, management consultation services, technical services and other services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in human resources, information and technology, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Therefore, through mutual discussion, the Parties have agreed to execute the following agreements:

1.	Services Provided by Party A

1.1	According to the terms and conditions of this Agreement, Party B hereby appoints Party A as Party B’s exclusive services provider during the term of this Agreement to provide Party B with comprehensive marketing services, management consultation services, technical support and other services, including but not limited to the follows:

(1)	Providing business management consultation services for Party B;

(2)	Providing consultation services regarding healthcare distance education and internet information services for Party B;

(3)	Providing healthcare courseware production, technical support regarding distance education and internet information services for Party B (excluding technical support and services that wholly foreign owned enterprises are prohibited from conducting under PRC law);

(4)	Assisting Party B in consultancy, collection and research of technology and market information regarding to healthcare distance education (excluding market research business that wholly foreign owned enterprises are prohibited from conducting under PRC law);

(5)	Licensing Party B to use any domain name or trademark legally owned by Party A;

(6)	Licensing Party B to use any software legally owned by Party A;

(7)	Providing software development, maintenance and update services necessary for Party B’s business;

(8)	Providing network system, hardware devices and database design, installation, daily management, maintenance and updating services and other relevant services for Party B;

(9)	Providing technical support and training for employees of Party B;

(10)	Leasing of equipments or properties to Party B; and

(11)	Other services requested by Party B from time to time to the extent permitted under the PRC laws.

1.2	Party B agrees to accept all the services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any other third party and shall not establish identical or similar corporation relationship with any third party regarding the matters contemplated by this Agreement. Party A and Party B agree that, the technology involved in the services provided by Party A may be the technology owned by Party A or purchased by Party A from any third parties. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 of this Agreement with Party B, to provide Party B with the services under this Agreement.

1.3	Provision of Service

1.3.1	Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel and fees for the specific services.

1.3.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into intellectual property (including but not limited to software, trademark, patent, know-how and domain name) licensing agreement with Party A or any other party designated by Party A which shall license Party B to use Party A’s relevant intellectual property rights, or Party B may enter into equipment or property leases with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property, based on the needs of the business of Party B.

1.3.3	Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted and at the lowest purchase price permitted under the PRC laws. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of such assets.

2.	Calculation and Payment of Service Fees

2.1	The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

2.1.1	Party A and Party B agree that, Party B shall pay service fee to Party A on a quarterly basis and the amount of service fee paid by Party B of a quarter shall equal to Party B’s revenue of such quarter minus the marketing costs, operating fees and other expenses (including marketing expenses, management expenses and financial expenses) of Party B of that quarter permitted by Party A.

2.1.2	Party A and Party B agree that, where necessary, Party B may pay service fee to Party A based on the time spent by Party A for providing such service and fees scale determined beforehand.

2.1.4	If Party A transfers technology to Party B or develops software or other technology as entrusted by Party B or leases equipments or properties to Party B, the technology transfer price, development fees or rent shall be determined by the Parties based on the actual situations.

2.2	During the term of this Agreement, Party A shall, within the first 15 days of each quarter, provide Party B with a written notice of service fee payment in connection with the content and amount of services during the preceding quarter. The amount of service fee contained in the notice of service fee payment shall be final and certain. Party B shall, within the first 30 days of each quarter, fully and promptly pay the service fee of the preceding quarter as requested by the notice of service fee payment to Party A.

2.3	Prior to Party A’s issuance of a written notice of service fee payment to Party B in relation to the service fee, Party B shall promptly and accurately provide Party A with the precise amount of its revenue, marketing expenses, operating expenses and other relevant fees for the preceding quarter and its financial statements for Party A’s review and verification.

2.4	Party A is entitled to reduce the amount of service fee or permit Party B to defer the payment of service fee based on the actual operating situations of Party B to ensure its proper operation.

2.5	On the premise of complying with the PRC laws, Party A agrees that, during the term of this Agreement, it is entitled to and responsible for all economic benefits and risks derived by Party B. If any operating loss or critical operation adversity occurs in Party B, Party A shall provide financial support to Party B, and only Party A can decide whether Party B should continue its operation under such circumstances and Party B shall unconditionally accept and execute the decision made by Party A as aforesaid.

3.	Intellectual Property Rights and Confidentiality Terms

3.1	Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.

3.2	The Parties acknowledge and confirm that this Agreement and the terms herein, and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement shall be regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that (1) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (2) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (3) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents, warrants and covenants as follows:

4.1.1	Party A is a wholly foreign owned enterprise legally incorporated and validly existing in accordance with the PRC laws; Party A or the service providers designated by Party A will obtain necessary government permits and licenses for providing the service under this Agreement before providing such services.

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any laws or regulations.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2	Party B hereby represents, warrants and covenants as follows:

4.2.1	Party B is a company legally incorporated and validly existing in accordance with the PRC laws and has obtained and will maintain all governmental permits and licenses for engaging in the Principal Business.

4.2.2	Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any laws or regulations.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

4.2.4	During the term of this Agreement, if the PRC laws or the PRC government authorities set out new regulations or other requirements regarding the performance of this Agreement or relevant agreements, to meet the regulatory requirements and for the purpose of carrying out exclusive business cooperation with Party A, Party B shall provide full cooperation for Party A to make corresponding adjustments and improvements on the terms of this Agreement.

4.2.5	Party B shall not dispose any of its material assets in any matter, or adjust its existing shareholding structure without Party A’s written consent.

5.	Term of Agreement

5.1	This Agreement shall become effective upon execution by the Parties. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreement shall remain effective.

5.2	During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for renewal of its operation term is not approved by relevant government authorities.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.	Governing Law and Resolution of Disputes

6.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws.

6.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on both Parties.

6.3	Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

7.	Breach of Agreement and Indemnification

7.1	If Party B conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B to compensate all damages; this Section 7.1 shall not prejudice any other rights of Party A herein.

7.2	Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.

7.3	Party B shall indemnify and hold harmless Party A from any losses, damages, liabilities or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, damages, liabilities or expenses arise from the gross negligence or willful misconduct of Party A.

8.	Force Majeure

8.1	In the case of any force majeure events (the “Force Majeure”) such as earthquake, typhoon, flood, fire, epidemic, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall not be liable for such failure of, or partial performance of this Agreement. However, such affected Party shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2	If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3	In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

9.	Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail with postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A copy of each notice shall also be sent by email. The date on which notice is deemed to be effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.

Address:	18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Attn:	Zhi Wang

Phone:	86-10-82337885

Facsimile:	86-10-82337887

Party B:	Beijing Champion Healthcare Education Technology Co., Ltd.

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Attn:	Zhi Wang

Phone:	86-10-82337885

Facsimile:	86-10-82337887

9.3	Any Party may at any time change its address for notices by delivering a notice to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its rights and obligations under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been executed by the Parties and relate to this Agreement shall be an integral part of this Agreement and shall have the equal legal validity as this Agreement.

13.	Language and Counterparts

This Agreement is written in Chinese and English in four copies, with each Party having two copies. The Chinese version and English version shall have equal legal validity. If there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

The Remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the Parties have caused their authorized representative to execute this Exclusive Business Cooperative Agreement as of the date first above written.

Party A: Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Legal Representative

Party B: Beijing Champion Healthcare Education Technology Co., Ltd.

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Legal Representative